EXHIBIT 99.4

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The following is the unaudited pro forma combined condensed consolidated financial information for MB Financial, Inc. (“MB Financial”) and First Oak Brook Bancshares, Inc. (“First Oak Brook”), giving effect to the merger of First Oak Brook with and into MBFI Acquisition Corp., a wholly owned subsidiary of MB Financial, with MBFI Acquisition Corp. as the surviving entity. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2006 gives effect to the merger as if it occurred on that date. The unaudited pro forma combined condensed consolidated income statements for the six months ended June 30, 2006 and the year ended December 31, 2005 give effect to the merger as if it occurred on January 1, 2006 and 2005, respectively. The actual completion date of the merger was August 25, 2006.

MB Financial issued approximately 8.4 million shares of its common stock and paid approximately $74.1 million in cash to First Oak Brook stockholders in the transaction. MB Financial also issued approximately 14,354 shares of its common stock to the holders of 55,972 First Oak Brook stock options who elected to have their options canceled as of the merger effective time. The remaining 243,150 First Oak Brook stock options, along with 45,002 First Oak Brook director stock units and 33,787 First Oak Brook restricted stock units, were assumed by MB Financial and converted into approximately 251,320 MB Financial stock options, with a weighted average exercise price of $23.30 per share, 46,514 MB Financial director stock units and 34,923 MB Financial restricted stock units.

Pursuant to the merger agreement, the stockholders of First Oak Brook were entitled to elect to receive, for each share of First Oak Brook common stock that they owned immediately prior to the merger, either cash (the “cash consideration”), shares of MB Financial common stock, with cash paid in lieu of any fractional share (the “stock consideration”), or a combination of both, in any case having a per share value equal to the sum of (1) .8304 multiplied by the average of the closing prices of MB Financial common stock during the five trading days ending on the second trading day before the completion date of the merger and (2) $7.36. Based on the $36.214 average MB Financial closing price for the five trading days ended August 23, 2006, the value that First Oak Brook stockholders received was $37.43 per First Oak Brook share, regardless of whether paid in cash consideration or stock consideration.

As a result of the cash consideration being oversubscribed for by First Oak Brook stockholders: (i) those First Oak Brook stockholders who made valid elections to receive the stock consideration, and those First Oak Brook stockholders who did not make valid elections, received 1.0336 shares of MB Financial common stock for each share of First Oak Brook common stock, plus cash in lieu of any fractional MB Financial share in an amount equal to $36.214 multiplied by the fractional share amount; and (ii) those First Oak Brook stockholders who made valid elections for the cash consideration received the cash consideration ($37.43 per share) for 78.48% of their cash election shares and the stock consideration (1.0336 shares of MB Financial common stock for each First Oak Brook share plus cash in lieu of a fractional share) for the remaining 21.52% of their cash election shares.

MB Financial expects that it will incur merger and integration charges as a result of the merger. The pro forma combined condensed consolidated financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any possible financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the two companies been combined during the periods presented.

The merger will be accounted for under the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities of First Oak Brook, as of the completion date of the merger, were recorded at their fair values and the excess of purchase price over the fair value of net assets was allocated to goodwill. Financial statements of MB Financial issued after the consummation of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of First Oak Brook. The operating results of First Oak Brook will be reflected in MB Financial’s consolidated financial statements from and after the merger completion date.

The unaudited pro forma combined condensed consolidated financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of MB Financial, contained in its Current Report on Form 8-K filed on June 1, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and of First Oak Brook, contained in its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

MB FINANCIAL, INC. AND FIRST OAK BROOK BANCSHARES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2006

	MB Financial, Inc.	FOBB	Pro Forma Adjustments		Pro Forma
	(In thousands)

Assets:
Cash and due from banks	101,689	41,781	(90,562)	A	143,470
			90,562	A
Fed funds sold and interest bearing deposits with other banks	16,725	12,498	(25,000)	A	4,223
Investment securities - held to maturity	-	34,399	-		34,399
Investment securities - available for sale and FHLB stock	1,327,019	718,434	-		2,045,453
Trading securities	-	901	-		901
Loans	3,994,002	1,450,871	(32,952)	B	5,411,921
Allowance for loan losses	(45,716)	(9,024)	-		(54,740)
Net loans	3,948,286	1,441,847	-32,952		5,357,181

Lease investments	66,331	-	-		66,331
Premises and equipment	147,201	41,948	6,379	B	195,528
Cash surrender value of life insurance	92,080	26,351	-		118,431
Goodwill	125,358	-	254,182	B	379,540
Other intangibles	12,118	-	18,233	B	30,351
Other assets	72,076	44,245	8,840	B	125,161

Total assets	5,908,883	2,362,404	229,682		8,500,969

Liabilities and stockholders' equity:
Liabilities:
Deposits
Noninterest bearing	688,214	262,953	-		951,167
Total interest bearing deposits	3,791,709	1,651,390	-		5,443,099
Total deposits	4,479,923	1,914,343	-		6,394,266

Borrowings	732,612	259,116	760	B	992,488
			10,000	A	10,000
			25,562	A	25,562
Junior subordinated notes issued to capital trusts	123,526	23,713	1,379	B	178,618
			30,000	A

Other liabilities	61,545	30,318	-		91,863

Total liabilities	5,397,606	2,227,490	67,701		7,692,797

Stockholders' equity:
Common stock	289	21,850	(21,766)	C	373
Additional paid-in capital	142,489	10,818	285,993	C	439,300
Retained earnings	416,214	127,848	(127,848)	C	416,214
Accumulated other comprehensive loss	(20,108)	(14,911)	14,911	C	(20,108)
Treasury stock	(27,607)	(10,691)	10,691	C	(27,607)

Total stockholders' equity	511,277	134,914	161,981		808,172

Total liabilities and stockholders equity	5,908,883	2,362,404	229,682		8,500,969

MB FINANCIAL, INC. AND FIRST OAK BROOK BANCSHARES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED INCOME STATEMENT
For the Six Months Ended June 30, 2006

	MB Financial, Inc.	FOBB	Pro Forma Adjustments		Pro Forma
	(In thousands, except per share data)
Interest income:
Loans	143,061	41,480	5,971	D	190,512
Securities					-
Taxable	24,293	16,668	1,699	D	42,660
Tax exempt	5,438	768			6,206
Fed funds sold and interest bearing deposits with other banks	93	849	(651)	E	291
Other interest bearing accounts	229	-			229
Total interest income	173,114	59,765	7,019		239,898

Interest expense:
Deposits	59,274	30,127			89,401
Borrowings	16,773	5,735	685	E	23,540
			347	E
Junior subordinated notes issued to capital trusts	4,587	1,117	(138)	D	6,607
			1,041	E
Total interest expense	80,634	36,979	1,935		119,548

Net interest income	92,480	22,786	5,085		120,351

Provision for loan losses	2,600	360	-		2,960

Net interest income after provision	89,880	22,426	5,085		117,391

Other income:
Loan service fees	3,043	-			3,043
Trust, asset management and brokerage income	7,591	1,960			9,551
Deposit service fees	9,660	2,123			11,783
Lease financing, net	6,642	-			6,642
Increase in life insurance value	1,886	498			2,384
Gain (loss) on sale of securities	(406)	(71)			(477)
Other operating income	5,150	9,443			14,593
Total other operating income	33,566	13,953	-		47,519

Other expense:
Salaries and employee benefits	40,969	14,202			55,171
Occupancy and equipment	11,985	2,100	80	D	14,165
Intangible amortization	476	-	1,491	D	1,967
Other operating expense	20,735	10,072			30,807
Total other operating expense	74,165	26,374	1,571		102,110

Income before income taxes	49,281	10,005	3,514		62,800
Income taxes	14,996	3,010	1,230		19,236

Net income	34,285	6,995	2,284		43,564

Earnings Per Share:
Basic	1.22	0.70	-		1.19
Diluted	1.19	0.69	-		1.17
Average Shares Outstanding:
Basic	28,209,289	9,982,115	-		36,583,597
Diluted	28,718,808	10,073,723	-		37,093,116

MB FINANCIAL, INC. AND FIRST OAK BROOK BANCSHARES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED INCOME STATEMENT
For the Year Ended December 31, 2005

	MB Financial, Inc.	FOBB	Pro Forma Adjustments		Pro Forma
	(In thousands, except per share data)
Interest income:
Loans	236,088	66,206	10,449	D	312,743
Securities					-
Taxable	47,305	33,124	3,426	D	83,855
Tax exempt	10,062	1,546			11,608
Fed funds sold and interest bearing deposits with other banks	84	1,178	(1,313)	E	(51)
Other interest bearing accounts	365	-			365
Total interest income	293,904	102,054	12,562		408,520

Interest expense:
Deposits	82,256	42,392	-		124,648
Borrowings	22,982	6,352	1,380	E	31,414
			700	E
Junior subordinated notes issued to capital trusts	7,280	1,952	(260)	D	11,072
			2,100	E
Total interest expense	112,518	50,696	3,920		167,134

Net interest income	181,386	51,358	8,642		241,386

Provision for loan losses	8,650	360	-		9,010

Net interest income after provision	172,736	50,998	8,642		232,376

Other income:
Loan service fees	5,194	-	-		5,194
Trust, asset management and brokerage income	13,764	3,054	-		16,818
Deposit service fees	19,469	4,644	-		24,113
Lease financing, net	14,232	-	-		14,232
Increase in life insurance value	3,890	995	-		4,885
Gain (loss) on sale of securities	(1,531)	187	-		(1,344)
Other operating income	7,411	11,324	-		18,735
Total other operating income	62,429	20,204	-		82,633

Other expense:
Salaries and employee benefits	76,826	25,456			102,282
Occupancy and equipment	23,400	5,820	159	D	29,379
Intangible amortization	993	-	2,869	D	3,862
Other operating expense	40,413	15,874			56,287
Total other operating expense	141,632	47,150	3,028		191,810

Income before income taxes	93,533	24,052	5,614		123,199
Income taxes	28,779	7,419	1,965		38,163

Net income	64,754	16,633	3,649		85,036

Earnings Per Share:
Basic	2.27	1.69	-		2.31
Diluted	2.24	1.67	-		2.28
Average Shares Outstanding:
Basic	28,480,909	9,846,806	-		36,855,217
Diluted	28,895,042	9,981,683	-		37,269,350

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Note 1 — Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information has been prepared under the purchase method of accounting. The unaudited pro forma combined condensed consolidated income statement for the year ended December 31, 2005 and six months ended June 30, 2006, is presented as if the merger occurred at the beginning of the period. The unaudited pro forma combined condensed balance sheet as of June 30, 2006 is presented as if the merger occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the merger actually occurred on those dates.

Certain historical data of First Oak Brook has been reclassified on a pro forma basis to conform to MB Financial’s classifications. The common stock in the unaudited pro forma combined condensed consolidated balance sheet has been adjusted to reflect the par value amount of shares of MB Financial.

Note 2 — Purchase Price

MB Financial issued 8,374,308 million shares of common stock and paid approximately $74.1 million in cash in the transaction. As noted in the introductory paragraphs preceding the unaudited pro forma combined condensed consolidated balance sheet and income statements, the per share value of the merger consideration received by First Oak Brook stockholders was substantially the same, regardless of whether paid in cash or shares of MB Financial stock. For purposes of purchase accounting rules and the preparation of the unaudited pro forma combined condensed consolidated financial statements included herein, this value was based on the average MB Financial closing price for the five-trading day period ended April 28, 2006 (the second trading day before the date on which the merger agreement was publicly announced) of $35.45, equating to the $36.80 per First Oak Brook share. As noted in the introductory paragraphs, the value that First Oak Brook stockholders actually received was based on the $36.214 average MB Financial closing price for the five trading days ended August 23, 2006 (the second trading day before the merger completion date), equating to the $37.43 per First Oak Brook share.

Note 3 — Allocation of Purchase Price of First Oak Brook

Under purchase accounting, First Oak Brook’s assets and liabilities and any identifiable intangible assets were required to be adjusted to their estimated fair values. The following are the pro forma adjustments made to record the transaction and to adjust First Oak Brook’s assets and liabilities to their estimated fair values at June 30, 2006.

Purchase Price of First Oak Brook (in thousands):
Market value (assuming market value per share of $35.45) of MB Financial common stock to be issued	$296,896
Cash to be paid	74,095
Transaction costs, net of tax of $5,172	11,294
$382,285

Historical net assets of First Oak Brook as of June 30, 2006	$134,914
Fair market value adjustments as of June 30, 2006
Loans (Adjustment Note B)	$(32,952)
Premises and Equipment (Adjustment Note B)	6,379
Goodwill (Adjustment Note B)	254,182
Core deposit intangibles (Adjustment Note B)	18,233
Junior subordinated debt issued to capital trusts (Adjustment Note B)	(1,379)
Repurchase agreement (long-term) (Adjustment Note B)	(760)
Deferred taxes on purchase accounting adjustments	3,668
$382,285

Deferred taxes on purchase accounting adjustments netted with the deferred taxes on transaction costs (Adjustment Note B)	$8,840

All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation. The purchase price above includes cash paid and MB Financial common stock issued for the First Oak Brook shares issued prior to the merger under the First Oak Brook employee stock purchase plan, director stock units and restricted stock units but not for any exercises of First Oak Brook stock options that occured prior to completion of the merger. Cash paid excludes cash paid in lieu of fractional share interests for the stock portion of the merger consideration.

In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible will be amortized over its estimated useful life and recorded as a charge to operations.

Adjustment Note C in the adjustments to the pro forma combined condensed consolidated financial information results in the elimination of First Oak Brook’s stockholders’ equity and reflects the issuance of MB Financial shares in the merger.

Note 4 — Merger Costs of First Oak Brook

The table below reflects MB Financial’s current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $11.3 million (net of $5.2 million of taxes, computed using the combined federal and state tax rate of 35%) expected to be incurred in connection with the acquisition. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Professional fees	$717	(1)
Investment banker fees	3,886	(2)
Severance	2,200
Data processing	740
Change of control payments	7,054
Other	1,869
Pre-tax transactions costs	16,466
Taxes	5,172
Total transaction costs	$11,294

(1) None of this amount is tax deductible.
(2) Of this amount, $971 thousand is not tax deductible.

MB Financial’s cost estimates are forward-looking. While the costs represent MB Financial’s current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

Note 5 — Sources of Funds

MB Financial financed $40 million of the cash portion of the purchase price and transaction costs by issuing $30 million (Adjustment Note A) of trust preferred securities and $10 million (Adjustment Note A) of subordinated debt. The remaining $50.5 million (Adjustment Note A) of the cash portion of the purchase price and transaction costs was funded through internal cash resources through the normal course of operations by a $25.6 million (Adjustment Note A) increase in short-term borrowings and an assumed $25.0 million (Adjustment Note A) reduction in Fed Funds sold.

The trust preferred securities were issued at a blended rate of LIBOR plus 1.51% (for pro forma purposes, assumed at a rate of approximately 7%), resulting in interest expense of $1.041 million (Adjustment Note E) for the six months ended June 30, 2006 and $2.1 million (Adjustment Note E) for the year ended December 31, 2005. Additionally, subordinated debt was issued at a rate of LIBOR plus 1.25% (for pro forma purposes, assumed at a rate of approximately 7%), resulting in interest expense of $347 thousand (Adjustment Note E) for the six months ended June 30, 2006 and $700 thousand (Adjustment Note E) for the year ended December 31, 2005.

For purposes of the pro forma combined condensed consolidated financial information, the increased short-term borrowings are assumed to be at a blended rate of 5.40%, resulting in interest expense of $685 thousand (Adjustment Note E) for the six months ended June 30, 2006 and $1.38 million (Adjustment Note E) for the year ended December 31, 2005. The reduction in Fed Funds sold (assumed at a rate of 5.25%) is $651 thousand (Note E) for the six months ended June 30, 2006 and $1.313 million (Adjustment Note E) for the year ended December 31, 2005.

Note 6 — Pro Forma Condensed Combined Statement of Income Adjustments

For purposes of determining the pro forma effect of the merger on the statement of income, the following pro forma adjustments have been made as if the acquisition occurred as of January 1, 2005 and 2006 (in thousands):

	For the six months	For the year ended
	ended June 30, 2006	December 31, 2005

Yield adjustment for income on loans (Adjustment Note D)	$5,971	$10,449
Yield adjustment for income on investments (Adjustment Note D)	1,699	3,426
Amortization of core deposit intangible (Adjustment Note D)	(1,491)	(2,869)
Yield adjustment for interest expense on junior subordinated debt (Adjustment Note D)	138	260
Amortization of fixed assets (Adjustment Note D)	(80)	(159)
	$6,237	$11,107
Tax effect of pro forma adjustments	2,183	3,887
	$4,054	$7,220

Taxes were adjusted for pro forma purposes at a 35% rate for all income statement adjustments. There is no adjustment for interest expense on repurchase agreements until the instruments become callable.

Basic and dilutive average shares outstanding (Adjustment Note F) were calculated by adding the number of shares issued by MB Financial in the merger (8.4 million shares) to the historical average MB Financial shares outstanding for the six months ended June 30, 2006 and for the year ended December 31, 2005.

The following assumptions were used for purposes of determining the pro forma effect of the merger on the statement of income. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized, but will be reviewed for impairment at least annually.

	Weighted Average
	Remaining Term/	Method of Amortization
	Useful Life (years)	or Accretion

Loans	4.8	Accelerated
Investments	5	Straight Line
Non time deposits	10	Accelerated
Junior subordinated debt	5	Straight Line
Fixed assets	40	Straight Line